Guaranteed Minimum Withdrawal Benefit Rider

                       The Guarantor(SM) Withdrawal Benefit

This rider is made a part of the contract to which it is attached. Except where this rider provides otherwise, it is subject to all of the conditions and limitations of the contract. This rider cannot be terminated either by you or us prior to the Annuity Commencement Date.

We reserve the right to restrict cumulative subsequent purchase payments to an amount less than the maximum total purchase payment shown under Contract Data. This rider may restrict or require specific investment allocations to, or Asset Allocation Models containing, certain variable subaccounts, Guarantee Period Accounts (GPAs - if applicable), and the One-Year Fixed Account (if applicable).

Your initial investment allocation is shown under Contract Data. The additional charge for this rider is described below.

Guaranteed Minimum Withdrawal Benefit
When elected on the contract issue date, the rider provides a guaranteed withdrawal benefit that gives you the right to make limited partial withdrawals that total an amount equal to your purchase payments plus any purchase payment credits (if applicable). At any point in time, the total guaranteed amount available for future periodic withdrawals is called the Remaining Benefit Amount
(RBA). The withdrawal amount that you have the right to take each contract year until the RBA is depleted is called the Guaranteed Benefit Payment (GBP).

As long as your withdrawals do not exceed the GBP each contract year, the guarantee will remain in effect and you will not be assessed a withdrawal charge. If you withdraw an amount more than the GBP in any contract year, then the guarantee may be reduced to an amount less than purchase payments and purchase payment credits in accordance with the provisions of this rider. However, at any time you may withdraw any amount up to your entire contract value.

If your contract value increases, you may have the right to Step-up the guaranteed benefit to the contract anniversary value at certain intervals. We may modify the charge for this rider if you elect to Step-up.

If you do not take any withdrawals during the first three years, you may Step-up annually beginning with the first rider anniversary. If you withdraw any amount during the first three years, the annual Step-up is not available until the third rider anniversary. If you Step-up and then take a withdrawal prior to the third rider anniversary, any prior Step-ups will be removed and the guarantee may be reduced to an amount less than the original guarantee. You may take withdrawals after the third rider anniversary without reversal of previous Step-ups.

Remaining Benefit Amount (RBA)

Your RBA is determined at the following times and is subject to a maximum amount as shown under Contract Data:

o    At Rider Effective Date

     If the rider is effective on the contract issue date, the RBA equals the purchase payments plus any purchase payment credits (if applicable).

     If the rider is effective on a contract anniversary date, the RBA is the contract value on that anniversary.

o    When a subsequent purchase payment is made

     Each additional purchase payment plus any purchase payment credit (if applicable) has its own RBA equal to the amount of the purchase payment plus purchase payment credit. Upon each subsequent purchase payment, the total RBA is recalculated to equal the sum of the individual RBAs immediately prior to the receipt of the additional purchase payment, plus the RBA associated with the additional purchase payment.

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o    When a partial withdrawal is made

     Whenever a partial withdrawal is made the RBA will be equal to the amount in either (A) or (B) as follows:

     (A) If total partial withdrawals in the current contract year are less than or equal to the GBP, the RBA becomes the RBA immediately prior to the partial withdrawal less the amount of the partial withdrawal.

     (B) If total partial withdrawals, including the current withdrawal, in the current contract year are greater than the GBP prior to the current withdrawal, or any withdrawals are made in a contract year after a Step-up but before the third rider anniversary, the RBA will have an automatic reset to the lesser of (i) or (ii) as follows:

          (i)  the contract value immediately  following the partial withdrawal;
               or

          (ii) the RBA immediately prior to the partial withdrawal less the amount of the partial withdrawal.

o    At Step-up as described below.

Guaranteed Benefit Amount (GBA)
Your GBA is established at the following times and is subject to a maximum amount as shown under Contract Data:

o    At Rider Effective Date

     If the rider is effective on the contract issue date, the GBA equals the purchase payments plus any purchase payment credits (if applicable).

     If the rider is effective on a contract anniversary date, the GBA is the contract value on that anniversary.

o    When a subsequent purchase payment is made

     Each purchase payment plus any purchase payment credit has its own GBA equal to the amount of the purchase payment plus purchase payment credit (if applicable). Upon each subsequent purchase payment, the total

     GBA is recalculated to equal the sum of the individual GBAs immediately prior to the receipt of the additional purchase payment, plus the GBA associated with the additional payment.

o    When a partial withdrawal is made

     Whenever a partial withdrawal is made the GBA will be equal to the amount in either (A) or (B) as follows:

     (A) If total partial withdrawals in the current contract year are less than or equal to the GBP, the GBA equals the GBA immediately prior to the partial withdrawal.

     (B) If total partial withdrawals, including the current withdrawal, in the current contract year are greater than the GBP prior to the current withdrawal, or any withdrawals are made in a contract year after a Step-up but before the third rider anniversary, the GBA will have an automatic reset to the lesser or (i) or (ii) as follows:

          (i)  the GBA immediately prior to the partial withdrawal; or

          (ii) the greater of the contract value immediately following the withdrawal and the reset RBA.

o    At Step-up as described below.

For purposes of this rider, the term "partial withdrawal" is a gross amount and will include any withdrawal charge and any market value adjustment.

Guaranteed Benefit Payment (GBP) The GBP is the lesser of (A) and (B) as follows:

(A)  7% of the GBA; or

(B)  the RBA.

If you withdraw less than the GBP in a contract year, there is no carry over to the next contract year.

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Elective Step-Up
At the times determined below, you may elect to Step-up the RBA, and if applicable, the GBP and GBA as follows:

o    RBA Step-up

     If you do not take any partial withdrawals before the third rider anniversary, beginning with the first anniversary date of the rider you have the option to increase the RBA to an amount equal the contract anniversary value. You can only Step-up if your contract anniversary value is greater than your RBA. Once a Step-up has been elected, another Step-up may not be elected until the next rider anniversary.

     If you take any withdrawals during the first three years, the annual Step-up is not available until the third rider anniversary. If you choose to Step-up and then take a withdrawal before the third rider anniversary, any prior Step-ups will be removed and the guarantee may be reduced to an amount less than the original guarantee.

     The Step-up will be allowed only within 30 days after a rider anniversary. The Step-up will be effective on the rider anniversary date and the RBA will be increased to the contract anniversary value.

o    GBA Step-up

     The GBA Step-up is equal to the greater of (A) and (B) as follows:

     (A)  the GBA immediately prior to the Step-up; or

     (B)  the contract anniversary value.

o    GBP Step-up

     The GBP Step-up is equal to the greater of (A) and (B) as follows:

     (A)  the GBP immediately prior to the Step-up; or

     (B)  7% of the contract anniversary value.

If a spouse chooses to continue the contract under the spousal continuation provision, the RBA will be reset to the greater of the prior RBA and the new contract value, and the GBA will be reset to the greater of the prior GBA and the new contract value.

Guaranteed Withdrawal Benefit Annuity Option
In addition to the annuity options available under the contract, a fixed annuity payout option is available under the GMWB:

Under this option, the amount payable each year will be equal to the future schedule of GBPs but the total amount paid will not exceed the current total RBA. These annualized amounts will be paid in the frequency that you elect. The frequencies will be among those offered by us at that time but will be no less frequently than annually. If, at the death of the owner, payments have been made for less than the total RBA, the remaining payments will be made to the beneficiary.

This option may not be available if the contract is issued to qualify under
Section 403 or 408 of the Internal Revenue Code of 1986, as amended. For such contracts, this option will be available only if the guaranteed payment period is less than the life expectancy of the owner at the time the option becomes effective. Such life expectancy will be computed under the mortality table then in use by us.

This annuity option may be elected as a settlement option by the beneficiary of a contract. Whenever multiple beneficiaries are designated under the contract, each such beneficiary's share of the proceeds, if they elect this option, will be in proportion to their applicable designated beneficiary percentage. Beneficiaries of nonqualified contracts may elect this settlement option subject to the Payments to Beneficiary section of the contract.

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Contract Value Reduces to Zero
If the contract value reduces to zero and the RBA remains greater than zero, the following will occur:

     (A) You will be paid according to the annuity payout option described above.

     (B)  We will no longer accept subsequent purchase payments.

Rider Charge
The fee for this rider is deducted once a year from your contract value on your rider anniversary. We pro-rate this fee among the subaccounts, GPAs (if applicable), and the One-Year Fixed Account (if applicable) in the same proportion your interest in each account bears to your total contract value. We will modify this pro-rated approach to comply with state regulations where necessary.

The fee is calculated by multiplying the rider charge by the total contract anniversary value. This charge may vary with your investment allocation and is subject to a guaranteed maximum annual charge as shown under Contract Data.

The charge associated with your initial investment allocation is shown on your Contract Data page and may change if you alter your investment allocation. The rider charge may also change if you elect to Step-up the RBA, however it will never exceed the maximum annual charge shown under Contract Data.

If your contract is terminated for any reason or when annuity payouts begin, the rider charge will be deducted, adjusted for the number of calendar days coverage was in place during the contract year.

This rider is effective as of the contract date of this contract unless a different date is shown here.

American Enterprise Life Insurance Company


Eric L. Marhoun

Secretary

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